EXHIBIT 99.1

AMERIGROUP CORPORATION 2009 EQUITY INCENTIVE PLAN

SECTION 1. Purpose of Plan.

The name of this plan is the AMERIGROUP Corporation 2009 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to provide additional incentive to those officers, employees, consultants, and non-employee Directors of the Company and its Subsidiaries and Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company and its Subsidiaries and Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Subsidiaries and Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Awards. The Plan is intended to satisfy the requirements of sections 162(m) and 409A of the Code and shall be interpreted in a manner consistent with the requirements thereof. This Plan is intended to replace the Prior Plans and no new grant of awards may be made under the Prior Plans following approval of the Plan by the Company’s stockholders.

SECTION 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means, except to the extent otherwise provided by the Board, the Committee.

(b) “Affiliate” means any entity 50% or more of the voting power of the outstanding voting securities of which is owned by the Company or its Subsidiaries or by any other Affiliate.

(c) “Award” means an award of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus or Other Awards under the Plan.

(d) “Award Agreement” means, with respect to any Award, the written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, unless a Participant is a party to a written employment agreement with the Company, Subsidiary or Affiliate which contains a definition of “cause,” “termination for cause,” or any other similar term or phrase, in which case “Cause” shall have the meaning set forth in such agreement, conduct involving one or more of the following: (i) the substantial and continuing failure of the Participant to render services to the Company or any Subsidiary or Affiliate in accordance with the Participant’s obligations and position with the Company, Subsidiary or Affiliate, after 30 days’ notice from the President of the Company or any Subsidiary or Affiliate, such notice setting forth in reasonable detail the nature of such failure, and in the event the Participant fails to cure such breach or failure within 30 days of notice from the Company or any Subsidiary or Affiliate, if such breach or failure is capable of cure; (ii) dishonesty, gross negligence, breach of fiduciary duty; (iii) the commission by the Participant of an act of fraud or embezzlement, as found by a court of competent jurisdiction; (iv) the conviction of the Participant of a felony; or a (v) material breach of the terms of an agreement with the Company or any Subsidiary or Affiliate, provided that the Company or any Subsidiary or Affiliate provides the Participant with adequate notice of such breach and the Participant fails to cure such breach, if the breach is reasonably curable, within thirty (30) days after receipt of such notice.

(g) “Change in Capitalization” means any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise; or any other corporate action, such as declaration of a special dividend, that affects the capitalization of the Company.

(h) “Change in Control” means the first to occur of any one of the events set forth in the following paragraphs (provided, in respect of each Award that is subject to section 409A of the Code, such event also constitutes, within the meaning of section 409A(a)(2)(A)(v) of the Code, (x) a change in the ownership of the Company, (y) a change in the effective control of the Company, or (z) a change in the ownership of a substantial portion of the Company’s assets):

(i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii);

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date of the Plan, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date of the Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least a majority of the board of directors of which comprises individuals who were directors of the Company immediately prior to such sale or disposition.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(j) “Committee” means the Compensation Committee of the Board or, to the extent so provided by the Board, any other person, committee or entity the Board may appoint to administer the Plan. The Compensation Committee of the Board may designate a subcommittee of its members to serve as the Committee (to the extent the Board has not designated another person, committee or entity as the Committee) to the extent necessary to cause the Committee to (i) consist solely of persons who are “Non-employee Directors” as defined in Rule 16b-3 issued under the Exchange Act, (ii) consist solely of persons who are “outside directors” as defined in section 162(m) of the Code, or (iii) satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed.

(k) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(l) “Company” means AMERIGROUP Corporation, a Delaware corporation (or any successor corporation).

(m) “Disability” means (1) any physical or mental condition that would qualify a Participant for a disability benefit under any long-term disability plan maintained by the Company (or by the Subsidiary or Affiliate by which he is employed); (2) when used in connection with the exercise of an Incentive Stock Option following termination of employment, disability within the meaning of section 22(e)(3) of the Code; or (3) such other condition as may be determined in the sole discretion of the Administrator to constitute Disability.

(n) “Effective Date” has the meaning set forth in Section 18.

(o) “Eligible Recipient” means an employee, officer, consultant or director (including a non-employee director) of the Company or of any Subsidiary or Affiliate.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(q) “Exercise Price” means the per share price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

(r) “Fair Market Value” of a share of Common Stock as of a particular date shall mean (1) the closing sale price reported for such share on the national securities exchange or national market system on which such stock is principally traded on such date or, if no sale price was reported on such date, on the last day preceding such date on which a sale was reported, or (2) if the shares of Common Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Administrator in good faith in its sole discretion.

(s) “Freestanding SAR” means an SAR that is granted independently of any Options, as described Section 11 hereof.

(t) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships of the Participant; trusts for the benefit of such immediate family members; or partnerships in which such immediate family members are the only partners.

(u) “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

(v) “Nonqualified Stock Option” means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

(w) “Option” means an Incentive Stock Option, a Nonqualified Stock Option, or either or both of them, as the context requires.

(x) “Other Award” means an Award granted pursuant to Section 13 hereof.

(y) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 3 hereof, to receive grants of Options or Stock Appreciation Rights or awards of Restricted Stock, Restricted Stock Units, Stock Bonus or Other Awards. A Participant who receives the grant of an Option is sometimes referred to herein as “Optionee.”

(z) “Performance Goal” shall mean one or more of the following business criteria applied to a Participant and/or a business unit or the Company and/or a Subsidiary on an absolute or relative basis or in comparison to a peer group or other market measure: (1) Common Stock price; (2) return on fair market value of stockholder equity; (3) earnings per share of Common Stock; (4) net income (before or after taxes); (5) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, or “EBITDA”); (6) gross revenue; (7) return on assets; (8) market share; (9) cost reduction goals; (10) earnings from continuing operations, levels of expense, cost or liability; (11) membership goals; (12) total shareholder return; (13) return on investment; (14) return on capital; (15) membership satisfaction; (16) new product development; (17) new market penetration; (18) goals relating to acquisitions or divestitures; (19) economic value added; (20) operating cash flows; (21) operating margin; (22) expense management; and (23) any combination of, or a specified increase or decrease of one or more of the foregoing over a specified period, in each case, as applicable, as determined in accordance with generally accepted accounting principles.

(aa) “Person” shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(bb) “Prior Plans” means the Company’s 1994 Stock Plan, the Company’s 2000 Equity Incentive Plan, the Company’s 2003 Equity Incentive Plan and the Company’s 2005 Equity Incentive Plan.

(cc) “Restricted Stock Unit” means the right to receive a Share or the Fair Market Value of a Share in cash granted pursuant to Section 9 hereof.

(dd) “Restricted Stock” means Shares subject to certain restrictions granted pursuant to Section 8 hereof.

(ee) “Shares” means shares of Common Stock and any successor security.

(ff) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to Section 11 hereof.

(gg) “Stock Bonus” means the right to receive a Share granted pursuant to Section 10 or 13 hereof.

(hh) “Subsidiary” means any corporation (other than the Company), including any business entity that is classified as an association pursuant to Treasury Regulation section 301.7701-3 (and is thus a corporation under Treasury Regulation section 301.7701-2(b)(2)), in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(ii) “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Section 11 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

SECTION 3. Administration.

(a) The Plan shall be administered by the Administrator. Pursuant to the terms of the Plan, the Administrator shall have the discretionary power and authority, without limitation:

(i) to select those Eligible Recipients who shall be Participants;

(ii) to determine whether and to what extent Options or Stock Appreciation Rights or awards of Restricted Stock, Restricted Stock Units, Stock Bonus or Other Awards are to be granted hereunder to Participants;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options or Stock Appreciation Rights or awards of Restricted Stock, Restricted Stock Units, Stock Bonus or Other Awards granted hereunder;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

(vii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan.

(b) To the extent expressly permitted by any Award Agreement, the Administrator may, without amendment to the Plan (i) subject to Section 3(g), in the event of a Change in Control or a Participant’s Disability, retirement or death, accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, or otherwise adjust any of the terms of such Option or SAR or waive or amend the operation of Plan provisions, and (ii) in the event of a Change in Control or a Participant’s Disability, retirement or death, accelerate the lapse of restrictions, or waive any condition imposed hereunder, with respect to any Restricted Stock, Restricted Stock Units, Stock Bonus or Other Awards or otherwise adjust any of the terms applicable to any such Award; provided that no action under this Section 3(b) shall adversely affect any outstanding Award without the consent of the holder thereof.

(c) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(d) The Committee in its discretion may condition entitlement to an Award in whole or in part on the attainment of one or more Performance Goals. The Committee shall establish any such Performance Goal not later than 90 days after the commencement of the period of service to which the Award relates (or if less, 25% of such period of service), and once granted, the Committee may not have discretion to increase the amount payable under such Award, provided, however, that whether or not an Award is intended to constitute qualified performance based compensation within the meaning of section 162(m) of the Code, the Committee shall have the authority to make appropriate adjustments in Performance Goals under an Award to reflect the impact of extraordinary items not reflected in such Performance Goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

(e) Subject to section 162(m) of the Code and except as required by Rule 16b-3 under the Exchange Act with respect to grants of Awards to individuals who are subject to section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3 under the Exchange Act or other applicable law, the Committee may delegate all or any part of its authority under the Plan to an employee, employees or committee of employees of the Company or any Affiliate.

(f) Notwithstanding any other provision of the Plan (but except as otherwise provided in this Section 3(f)) and subject to Section 3(g), Awards other than Options and SARs shall vest (i.e., become nonforfeitable) over a minimum period of three years; provided that (i) in the event of a Change in Control or, in respect of such an Award to any Participant, in the event of the Participant’s death, Disability, or retirement, no such minimum vesting period shall be required, and (ii) to the extent vesting in such an Award is conditioned upon the achievement of one or more performance goals, the Award shall vest over a minimum period of one year (rather than over a minimum period of three years). For purposes of this Section 3(f), vesting over a three-year period or one-year period (as the case may be) shall include periodic vesting over such period if the rate of such vesting is proportional throughout such period.

(g) Up to an aggregate of 10% of the maximum number of Shares that may be issued under the Plan may be made subject to such Awards that, (i) in the case of Options, have been accelerated other than in the event of a Change in Control or a Participant’s Disability, retirement or death, and (ii) in the case of Awards subject to Section 3(f), without the minimum vesting requirements contained in Section 3(f).

SECTION 4. Shares Reserved for Issuance Under the Plan.

(a) The total number of Shares reserved and available for issuance under the Plan shall be the sum of (I) 3,635,000 Shares, plus (II) the number of Shares available under the Prior Plans as of the Effective Date; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 1.46 Shares for each Share issued in settlement of any Award that is not an Option or a SAR. Such Shares may consist, in whole or in part, of authorized and unissued Shares or treasury shares. All such Shares may be made subject to Incentive Stock Options. The grant of any Award that may be settled only in cash shall not reduce the number of Shares with respect to which Awards may be granted pursuant to the Plan, and, upon exercise of a SAR, the total number of Shares subject to the SAR shall reduce the number of Shares with respect to which Awards may be granted pursuant to the Plan.

(b) To the extent that (i) an Award expires or is otherwise cancelled or terminated without being exercised as to the underlying Shares, or (ii) any Shares subject to any Award are forfeited, such Shares shall again be available for issuance in connection with future Awards granted under the Plan or the Prior Plans. Any Shares delivered to, or withheld by, the Company in payment of the exercise price of an Option, or in respect of taxes required to be withheld by the Company upon exercise or settlement of any Award or not issued upon settlement of a SAR, shall not become available again for purposes of the Plan.

(c) The aggregate number of Shares with respect to which Awards (including Awards payable in cash but denominated in Common Stock, e.g., cash-settled Restricted Stock Units or SARs) may be granted to any individual Participant during any calendar year shall not exceed 1,000,000.

SECTION 5. Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and/or kind of shares of stock reserved for issuance under the Plan, (ii) the kind, number and/or option price of shares of stock or other property subject to outstanding Options and Stock Appreciation Rights granted under the Plan, and (iii) the kind, number and/or purchase price of shares of stock or other property subject to outstanding awards of Restricted Stock, Restricted Stock Units and Other Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, to the extent expressly permitted by any Award Agreement, for the cancellation of any outstanding Awards in exchange for payment in cash or other property of the Fair Market Value of the Shares covered by such Awards reduced, in the case of Options, by the Exercise Price thereof, and in the case of Stock Appreciation Rights, by the grant price thereof, or by any other applicable purchase price.

SECTION 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients. The Administrator shall have the authority to grant to any Eligible Recipient Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, a Stock Bonus or Other Awards, provided that directors of the Company or any Subsidiary or Affiliate who are not also employees of the Company or of any or Subsidiary may not be granted Incentive Stock Options.

SECTION 7. Options.

(a) General. Options may be granted alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Administrator may from time to time approve. The provisions of each Option need not be the same with respect to each Participant. Participants who are granted Options shall enter into an Award Agreement with the Company, in such form as the Administrator shall determine, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Nonqualified Stock Option. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in paragraphs (b)-(i) of this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b) Exercise Price. The per share Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not be less than 100% of the Fair Market Value per Share on such date (or, in the case of Incentive Stock Options, 110% of the Fair Market Value per Share on such date if, on such date, the Eligible Recipient owns (or is deemed to own under the Code) stock possessing more than 10% (a “Ten Percent Owner”) of the total combined voting power of all classes of Common Stock).

(c) Option Term. The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date such Option is granted. If the Eligible Participant is a Ten Percent Owner, an Incentive Stock Option may not be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(d) Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established performance goals, as shall be determined by the Administrator in the Award Agreement or after the time of grant, provided that no action under this Section 7(d) following the time of grant shall adversely affect any outstanding Option without the consent of the holder thereof. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, and, except as otherwise authorized below and set forth in the Award Agreement, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by means of any cashless exercise procedure approved by the Administrator, (ii) in the form of unrestricted Shares already owned by the Optionee (and, if required by the Administrator, already owned by the Optionee for at least six months) on the date of surrender to the extent the Shares have a Fair Market Value on the date of surrender equal to the aggregate option price of the Shares as to which such Option shall be exercised, provided that, in the case of an Incentive Stock Option, the right to make payment in the form of already owned Shares may be authorized only at the time of grant, or (iii) any combination of the foregoing. The Administrator, in its sole discretion, may also permit an Option to be exercised by tendering an exercise notice in a form and manner acceptable to the Administrator, in which case the Optionee will receive a number of Shares with a Fair Market Value equal to the difference between the Exercise Price and the Fair Market Value of the Shares underlying the Option on the date of exercise in full settlement of the Option or portion thereof so exercised.

(f) Rights as Stockholder. An Optionee shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to the Option until the Optionee has given written notice of exercise, has paid in full for such Shares, and has satisfied the requirements of Section 16 hereof.

(g) Nontransferability of Options. The Optionee shall not be permitted to sell, transfer, pledge or assign any Option other than by will and the laws of descent and distribution and all Options shall be exercisable during the Participant’s lifetime only by the Participant, in each case, except as set forth in the following two sentences. During an Optionee’s lifetime, the Administrator may, in its discretion, permit the transfer, assignment or other encumbrance of an outstanding Option if such Option is a Nonqualified Stock Option or an Incentive Stock Option that the Administrator and the Participant intend to change to a Nonqualified Stock Option. Subject to the approval of the Administrator and to any conditions that the Administrator may prescribe, an Optionee may, upon providing written notice to the Company, elect to transfer any or all Options described in the preceding sentence (i) to members of his or her Immediate Family, provided that no such transfer by any Participant may be made in exchange for consideration, or (ii) by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the Participant.

(h) Termination of Employment or Service. Except as otherwise provided in an Award Agreement, if a Participant’s employment or service with the Company or any Subsidiary or Affiliate terminates for any other reason than Cause, (i) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable for a period of 90 days after such termination (one year in the case of termination by reason of death or Disability), on which date they shall expire, and (ii) Options granted to such Optionee, to the extent that they were not exercisable at the time of such termination, shall expire on the date of such termination. In the event of the termination of an Optionee’s employment for Cause, all outstanding Options granted to such Participant shall expire on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(i) Limitation on Incentive Stock Options. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

SECTION 8. Restricted Stock.

(a) General. Awards of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan and shall be evidenced by an Award Agreement. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Awards of Restricted Stock shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock; and the Restricted Period (as defined in Section 8(d)) applicable to awards of Restricted Stock. The provisions of the awards of Restricted Stock need not be the same with respect to each Participant.

(b) Purchase Price. The price per Share, if any, that a Recipient must pay for Shares purchasable under an award of Restricted Stock shall be determined by the Administrator in its sole discretion at the time of grant.

(c) Awards and Certificates. The prospective recipient of an Award of Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement evidencing the Award and delivered a fully executed copy thereof to the Company, within such period as the Administrator may specify after the award date. Each Participant who is granted an award of Restricted Stock shall be issued a Share (in either book-entry or certificated form) in respect of each such share of Restricted Stock, which Share shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award, provided that the Company may require that any stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(d) Nontransferability. Subject to Section 3(f), any Award of Restricted Stock granted pursuant to this Section 8 shall be subject to the restrictions on transferability set forth in this paragraph (d). During such period as may be set by the Administrator in the Award Agreement (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge, hypothecate or assign Shares of Restricted Stock awarded under the Plan except by will or the laws of descent and distribution, provided that the Administrator may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part in the case of a Change in Control or a Participant’s Disability, retirement or death. The Administrator may also impose such other restrictions and conditions, including the achievement of Performance Goals, on Restricted Stock as it deems appropriate. In no event shall the Restricted Period end with respect to a Restricted Stock Award prior to the satisfaction by the Participant of any liability arising under Section 16 hereof. Any attempt to dispose of any Restricted Stock in contravention of any such restrictions shall be null and void and without effect.

(e) Rights as a Stockholder. Except as provided in Section 8(c) and (d), the Participant shall possess all incidents of ownership with respect to Shares of Restricted Stock during the Restricted Period, including the right to receive or reinvest dividends with respect to such Shares (except that the Administrator may provide in its discretion that any dividends paid in property other than cash shall be subject to the same restrictions as those that apply to the underlying Restricted Stock) and to vote such Shares. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such awards of Restricted Stock, provided that the Administrator, in its sole discretion, may instead provide for the crediting of unrestricted Shares in book-entry form.

(f) Termination of Employment. The rights of Participants granted an Award of Restricted Stock upon termination of employment or service with the Company or any Subsidiary or Affiliate for any reason during the Restricted Period shall be set forth in the Award Agreement governing such Award.

SECTION 9. Restricted Stock Units.

(a) Vesting. Subject to Section 3(f), at the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Restricted Stock Units as it, in its sole discretion, deems appropriate, to be contained in the Award Agreement. The Committee may divide such Restricted Stock Units into classes and assign different vesting conditions for each class. Provided that all conditions to the vesting of a Restricted Stock Unit are satisfied, and except as provided in Section 9(c), upon the satisfaction of all vesting conditions with respect to a Restricted Stock Unit, such Restricted Stock Unit shall vest. The provisions of the awards of Restricted Stock Units need not be the same with respect to each Participant.

(b) Benefit Upon Vesting. Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive, within 30 days of the date on which such Restricted Stock Unit vests, an amount in cash or Common Stock (in either certificated or book-entry form) with a Fair Market Value equal to the sum of (1) the Fair Market Value of a Share of Common Stock on the date on which such Restricted Stock Unit vests and (2) the aggregate amount of cash dividends paid with respect to a Share of Common Stock during the period commencing on the date on which the Restricted Stock Unit was granted and terminating on the date on which such Share vests.

(c) Termination of Employment. The rights of Participants granted a Restricted Stock Unit upon termination of employment or service with the Company or any Subsidiary or Affiliate for any reason before the Restricted Stock Unit vests shall be set forth in the Award Agreement governing such Award.

SECTION 10. Stock Bonus Awards.

Subject to Section 3(f), in the event that the Committee grants a Stock Bonus, a Share for each share of Common Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made (in either book-entry or certificated form) as soon as practicable (but in any event within 30 days) after the date on which such Stock Bonus is payable.

SECTION 11. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator in its sole discretion. The Administrator may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. The Administrator in its sole discretion shall determine the number of SARs granted to each Participant (subject to Section 4 hereof) and, consistent with the provisions of the Plan, the terms and conditions pertaining to such SARs. The provisions of the awards of SARs need not be the same with respect to each Participant.

(b) Grant Price. The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Exercise Price of the related Option.

(c) Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an Incentive Stock Option: (i) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(d) Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Administrator, in its sole discretion, imposes upon them.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Administrator shall determine.

(f) Term of SARs. The term of an SAR granted under the Plan shall be determined by the Administrator, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(ii) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Administrator’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

SECTION 12. Effect of Change in Control.

Except as otherwise provided in an Award Agreement, all outstanding Shares of Restricted Stock and Restricted Stock Units granted to a Participant which have not theretofore vested shall immediately vest and all restrictions on such Shares and Units shall immediately lapse, and each Option and Stock Appreciation Right granted to a Participant and outstanding at such time shall become fully and immediately exercisable, if (i) there is a Change in Control and (ii) the Participant’s employment with or service as a director of the Company or any Subsidiary or Affiliate is terminated by such entity for any reason other than for Cause within two years following the Change in Control, or the Participant terminates employment with (or other service to) the Company or any Subsidiary or Affiliate within 2 years following the Change in Control and after there is a material adverse change in the nature or status of the Participant’s duties or responsibilities from those in effect immediately prior to the Change in Control.

SECTION 13. Other Awards.

Subject to Section 3(f), other forms of Awards (“Other Awards”) valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of Shares to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

SECTION 14. Amendment and Termination.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. The Board shall obtain approval of the Company’s stockholders for any amendment that would (i) require such approval in order to satisfy the requirements of section 162(m) of the Code, section 422 of the Code, stock exchange rules or other applicable law; (ii) increase benefits under the Plan to Participants (provided that stockholder approval shall not be required for increase that are not material and do not require such approval under applicable law or stock exchange rules); (iii) increase the number of Shares authorized under the Plan; or (iv) modify the requirements for participation in the Plan. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 4 of Plan, no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding any provision in the Plan to the contrary, except for a Change in Capitalization, without the prior approval of the Company’s stockholders, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel or surrender outstanding Stock Options or SARs in exchange for cash, other Awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs. Neither the Plan nor any outstanding Award Agreement shall be amended in any way that could cause an outstanding Award that is not subject to the tax described in section 409A(a)(1)(A)(i) of the Code to be subject to such tax.

SECTION 15. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

SECTION 16. Withholding Taxes.

(a) Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local tax withholding requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, (i) the Company may (A) require the Participant to remit to the Company in cash an amount sufficient to satisfy all or any part of any federal, state and local tax withholding requirements related thereto or (B) withhold from delivery Shares with a fair market value (on the date as of which the amount of tax to be withheld is determined) equal to not more than the minimum amount of tax required to be withheld, and (ii) with the approval of the Administrator, a Participant may satisfy all or any part of any such federal, state and local tax withholding requirements by delivering Shares already owned by the Participant for at least six months that have a fair market value (on the date as of which the amount of tax to be withheld is determined) equal to not more than the minimum amount of tax required to be withheld. Any combination of the foregoing methods may be used in the discretion of the Administrator, provided that any fractional share amounts shall be settled by the Participant in cash.

(b) If the Participant makes a disposition, within the meaning of section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant’s exercise of an Incentive Stock Option, and such disposition occurs within the two-year period commencing on the day after the date of grant or within the one-year period commencing on the day after the date of exercise, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

SECTION 17. General Provisions.

(a) Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws.

(b) All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock may then be listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such agreements and representations as the Administrator, in its sole discretion, deems necessary or desirable.

(c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval, if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any of its Eligible Recipients at any time.

(d) No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(e) If (x) the Participant breaches any non-compete or confidentiality covenant set out in any Award Agreement or (y) the Company has been required to prepare an accounting restatement due to material noncompliance, as a result of fraud or misconduct, with any financial reporting requirement under the securities laws, and the Administrator has determined in its sole discretion that the Participant had knowledge of or should have known of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur, the Participant (i) shall forfeit the right to receive any future Awards under the Plan, and (ii) the Company may demand repayment in respect of any Awards already received by a Participant, including without limitation repayment due to making retroactive adjustments to any Awards or cash payments already received by the Participant under the Plan where such Award or cash payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of those results. The Participant shall be required to provide repayment within ten (10) days following such demand.

(f) Notwithstanding any provision of the Plan, to the extent that any Award would be subject to section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in section 409A of the Code. To the extent the Committee determines that the Plan or any Award is subject to section 409A of the Code and fails to comply with the requirements of section 409A of the Code, notwithstanding anything to the contrary contained in the Plan or any Award Agreement, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award, without the consent of the Participant, to cause the Award to either not be subject to section 409A of the Code or to comply with the applicable provisions of section 409A of the Code. In addition, (i) for each Award subject to section 409A of the Code, a termination of employment or service with the Company, the Subsidiaries and the Affiliates shall be deemed to have occurred under the Plan with respect to such Award on the first day on which the Participant has experienced a “separation from service” within the meaning of section 409A of the Code, and (ii) to the extent necessary to avoid the imposition of an additional tax under section 409A of the Code, payments under the Plan shall be delayed (in the case of a “specified employee” within the meaning of section 409A of the Code) until six months after such separation from service.

(g) If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

(h) The Plan and all Awards shall be governed by the laws of the State of Delaware without regard to its principles of conflict of laws.

SECTION 18. Effective Date of Plan.

The Plan was adopted by the Board of Directors on March 18, 2009, and is subject to the approval of the Company’s stockholders at its 2009 annual meeting of stockholders (such date of approval being referred to as the “Effective Date”).

SECTION 19. Term of Plan.

No Award shall be granted pursuant to the Plan on or after March 18, 2019, but Awards theretofore granted may extend beyond that date.